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                                                                     Exhibit 4.1



                                     RULES

                                     of the

                        SHUTTLE TECHNOLOGY GROUP LIMITED
                    UNAPPROVED EXECUTIVE SHARE OPTION SCHEME






                                  Norton Rose
                                     London
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                        SHUTTLE TECHNOLOGY GROUP LIMITED

                    UNAPPROVED EXECUTIVE SHARE OPTION SCHEME



1    DEFINITIONS AND INTERPRETATION

     In this Scheme, the following words and expressions shall, where the context so permits, have the following meanings:

     "ACQUIRER"               has the meaning in Rule 9.6

     "ACQUISITION PRICE"      means the price at which each Share subject to an
                              Option may be acquired on the exercise of that Option, being (subject to Rule 10) such price as the Directors may in their absolute discretion determine, but, if Shares are to be subscribed, not less than the nominal or par value of a Share;

     "AUDITORS"               means the auditors for the time being of the
                              Company;

     "THE COMPANY"            means Shuttle Technology Group Limited registered
                              in England under no. 2764412 or, if Rule 9.6 has applied and the context so requires to ensure the proper operation of this Scheme, the Acquirer;

     "CONTROL"                means, in relation to a body corporate, the power
                              of a person to secure:

                              (a) by means of the holding of shares or the possession of voting rights in or in relation to that or any other body corporate; or

                              (b) by virtue of any powers conferred by the articles of association or other document regulating that or any other body corporate.

                              that the affairs of the body corporate are conducted in accordance with the wishes of that person;

     "DATE OF GRANT"          means, in relation to any Option, the date on
                              which the Option is, was or is to be granted;
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                                       3



     "DIRECTORS"              means the Board of Directors for the time being of
                              the Company or a duly authorised committee thereof;

     "ELIGIBLE EMPLOYEE"      means any employee of a Participating Company;

     "OPTION" means a right to acquire Shares pursuant to this Scheme, including where Rule 9.6 has applied, an option over Qualifying Shares;

     "OPTIONHOLDER"           means an Eligible Employee to whom an Option has
                              been granted under this Scheme;

     "PARTICIPATING COMPANY"  means the Company, Shuttle Technology (India)
                              Private Limited, Shuttle Technology Research
                              Private Limited and any other company which is for the time being nominated by the Directors to be a Participating Company being:

                              (a)  a company of which the Company has control;
                                   or

                              (b) a company which is under the Control of two persons, one of them being the Company;

     "QUALIFYING SHARE"       has the meaning in Rule 9.6;

     "THIS SCHEME"            means the Shuttle Technology Group Limited
                              Unapproved Executive Share Option Scheme, as from time to time amended;

     "SHARE" means an ordinary share in the capital of the Company or, where Rule 9.6 has applied, a Qualifying Share;

     "SUBSISTING OPTION"      means an Option which has neither lapsed nor been
                              exercised.

     References to any statutory provision are to that provision as amended or re-enacted from time to time, and, unless the context otherwise requires, words in the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and vice versa.

2    GRANT OF OPTIONS

     2.1 The Directors may at any time, if in their absolute discretion they think fit, grant an Option to an Eligible Employee.
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                                       4



     2.2 Each Eligible Employee to whom an Option is granted may by notice in writing within 30 days of the Date of Grant disclaim in whole or in part his rights under the Option in which event such Option (or part thereof, as the case may be) shall be treated for all purposes as never having been granted.

     2.3 Subject to the right of a deceased Optionholder's personal representatives to exercise an Option in accordance with Rule 6.5, every Option shall be personal to the Eligible Employee to whom it is granted and shall not be capable of being transferred, assigned or charged.

3    OPTION CERTIFICATES

     3.1 As soon as is practicable after having granted an Option to an Eligible Employee, the Directors shall issue to him in duplicate an Option certificate under seal (or in such other manner as shall take effect as a Deed of the Company) in respect of such Option.

     3.2 The Option certificate shall be in such form as the Directors shall determine from time to time and shall state:

          (a)  the Date of Grant of the Option;

          (b)  the number and class of Shares subject to the Option;

          (c)  the Acquisition Price payable for each Share under the Option;

          (d) any date or dates determined by the Directors in accordance with Rule 4.1(a) upon which the Option is first exercisable in whole or in part and, where on any date only part is exercisable, the number of Shares in respect of which such partial exercise may be made;

          (e) the performance targets or conditions, if any, to be satisfied as a condition of exercise of the Option in accordance with Rule 4.1(b).

     3.3 Each Eligible Employee to whom an Option is granted must sign the duplicate copy of the Option certificate and return it to the Company by such date as the Company shall specify in writing. If an Eligible Employee fails to do so, he shall be deemed to have disclaimed the Option in accordance with Rule 2.2.

4    CONDITIONS OF EXERCISE

     4.1 When granting an Option, the Directors may, if in their absolute discretion they think fit:

          (a) determine any date or dates before the tenth anniversaries of its Date of Grant on which the Option is first exercisable in whole or in part, and,
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                                       5


               where on any date only part is exercisable, the number of Shares in respect of which such partial exercise may be made; and/or

          (b) grant the Option subject to such objective performance targets to be satisfied as a condition of exercise as they may in their absolute discretion determine.

     4.2 If, after the Directors have determined any performance criteria to be satisfied pursuant to Rule 4.1, events occur which cause the Directors to consider that any of the existing targets or conditions have become unfair or impractical, they may, in their discretion amend, relax or waive such targets or conditions in such manner as they consider appropriate. The Directors shall notify all relevant Optionholders in writing of any amendment, relaxation or waiver of existing targets or conditions made pursuant to this Rule 4.2.

     4.3 The Directors shall notify each Optionholder in writing when any targets or conditions to which the exercise of his Option is subject (as amended, relaxed of waived pursuant to Rule 4.2) have been satisfied or have become incapable of being satisfied.

5    SCHEME LIMIT

     5.1 The maximum number of Shares which may be placed under option for subscription under this Scheme shall not exceed 20% of the Company's issued ordinary share capital from time to time.

     5.2 For the purpose of the limit contained in Rule 5.1 any Shares comprised in any option which has lapsed shall be disregarded for the purpose of calculating the number of Shares under option.

6    RIGHTS OF EXERCISE OF OPTIONS

     6.1 Save as provided in Rules 6.5, 6.6, 6.7 and 9, an Option may not be exercised before one year from the Date of Grant. Unless separately provided for in writing pursuant to Rule 4.1, an Option is exercisable as follows:

               (a) One-third 1/3rd of the number of Shares originally the subject of the Option on the first anniversary of the Date of Grant;

               (b) One-thirty sixth (1/36) of the number of Shares originally the subject of the Option each month following the first anniversary of the Date of Grant.
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                                       6


6.2 Save as provided in Rules 6.5, 6.6 (except 6.6(c) or (f)) and 9, an Option may not be exercised before the date on which any conditions imposed in accordance with Rule 4.1(b) (as amended, relaxed or waived pursuant to Rule 4.2) have been satisfied.

6.3 An Option may not in any event be exercised after the tenth anniversary of the Date of Grant and shall lapse on the tenth anniversary of its grant.

6.4 Save as provided in Rules 6.5, 6.6 and 9, an Option may only be exercised by an Optionholder while he is an Eligible Employee.

6.5 An Option may be exercised by the personal representatives of a decreased Optionholder during the period of one year following the date of death.

6.6 An Option may be exercised by an Optionholder within the period of six months following the date on which be ceases to hold any office or employment with a Participating Company on account of:-

     (a) injury, ill-health or disability (evidenced to the satisfaction of the Directors); or

     (b) redundancy (within the meaning of the Employment Protection (Consolidation) Act 1978); or

     (c)  retirement at contractual retirement age including late retirement; or

     (d) the transfer of the undertaking or part-undertaking in which the Optionholder is employed to a person other than a Participating Company; or

     (e) the company by which the Optionholder is employed ceasing to be a Participating Company; or

     (f) any other reason which the Directors consider reasonably justifies the exercise of the Option.

6.7 If an Optionholder, while continuing to hold an office or employment with a Participating Company, is to be transferred to work in another country and the Directors are satisfied that as a result of that transfer either:-

     (a)  he will suffer a tax disadvantage upon exercising his Option; or

     (b) he will become subject to restrictions on his ability to exercise his Option or to deal in the Shares obtained upon exercise of his Option.

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          the Optionholder may, subject to Rules 4 and 6.8, exercise all or any of his Options in whole or in part in the period commencing three months before and ending three months after the date of the transfer (but so that any exercise before the date of transfer shall be conditional upon such transfer taking place). Upon the expiry of such period, all Options to the extent unexercised shall cease to be exercisable under this Rule 6.7 but shall be exercisable at such other time or times as may be permitted by these Rules.

     6.8 An Option shall lapse on the occurrence of the earliest of the following:

          (a)  the tenth anniversary of the Date of Grant; or

          (b) the expiry of the period (if any) allowed for the satisfaction of any condition of exercise specified in accordance with Rule 4.1(c) (as amended, relaxed or waived pursuant to Rule 4.2) without such condition having been satisfied, or the date on which it becomes apparent that any such condition has become incapable of being satisfied; or

          (c)  the expiry of any of the applicable periods specified in Rules
               6.5 and 6.6 and Rules 9.1, 9.2, 9.3 and 9.4, but where an Optionholder dies while time is running under Rule 6.6, the Option shall not lapse until the expiry of the period in Rule 6.5; or

          (d) the date on which an Optionholder ceases to be an Eligible Employee of any Participating Company for any reason other than his death or one of the reasons specified in Rule 6.6; or

          (e) the date on which a resolution is passed, or an order is made by the Court, for the compulsory winding up of the Company; or

          (f) the date on which the Optionholder becomes bankrupt or does or omits to do anything as a result of which he is deprived of the legal or beneficial ownership of the Option.

7.   EXERCISE OF OPTIONS

     7.1 Save as otherwise provided in this Scheme, an Option shall be exercisable in whole or in part by notice in writing (in the form prescribed by the Company) given by the Optionholder (or his personal representatives, as the case may be) to the Company. The notice of exercise of the Option shall be accompanied by the relevant Option certificate and a remittance for the aggregate of the Acquisition Prices payable.

     7.2 Within 30 days of receipt of a notice of exercise, the Option certificate and the appropriate remittance, the Directors shall allot or procure the transfer of the


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                                       8


          Shares in respect of which the Option has been validly exercised and shall issue a definitive certificate in respect of the Shares allotted or transferred unless:-

          (a) the Directors consider that such allotment or transfer would not be lawful in the relevant jurisdiction; or

          (b) if a Participating Company is obliged to account for tax or national insurance contributions, or any similar duty or amount (in any jurisdiction) for which the Optionholder in question is liable by virtue of the exercise of the Option, either that or any other Participating Company is able to withhold the appropriate amount of tax or national insurance contribution or any similar duty or amount from that Optionholder's remuneration or has received payment from him of a corresponding amount.

     7.3 Shares allotted under this Scheme shall rank pari passu in all respects with the Shares of the same class for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of allotment and in the case of a transfer of existing Shares the transferee shall not acquire any rights attaching to such Shares by reference to a record date prior to the date of such transfer.

8    CASH EQUIVALENT

     8.1 Where an Option granted under the Scheme has been exercised by any person in respect of any number of Shares and those Shares have not yet been allotted or transferred to him in accordance with Rule 7.2 above, the Directors may determine that, in substitution for his right to acquire such number of those Shares as the Directors may decide, but in full and final satisfaction of such right, he shall be paid by way of additional emoluments a sum equal to the cash equivalent of that number of Shares.

     8.2 For the purposes of this Rule 8, the cash equivalent of any Shares is the amount by which the market value of those Shares at the date of exercise of the Option exceeds the applicable Acquisition Price.

     8.3 As soon as reasonably practicable after the Directors have determined pursuant to Rule 8.1 that a person shall be paid the cash equivalent in respect of his right to acquire any number of Shares:-

          (a) the Company shall pay to him, or procure the payment to him of, the relevant amount in cash; and

          (b) if such person has already paid the Company the Acquisition Price for those Shares, the Company shall return to him all amounts so paid.



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                                       9



     8.4 Where any cash equivalent is payable in accordance with this Rule 8, there shall be deducted from it such amounts on account of tax, national insurance or similar liabilities as may be required by law or as the Directors may reasonably consider to be necessary or desirable.

9    TAKEOVERS LIQUIDATIONS AND FLOTATIONS

     9.1 Subject to Rule 9.6, if any person obtains Control of the Company whether as a result of:

          (a) making a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

          (b) making a general offer to acquire all the shares in the Company which are of the same class as the Shares; or

          (c) acquiring substantially the whole of the issued ordinary share capital of the Company.

          any Subsisting Option may be exercised immediately prior to and conditionally upon such change of Control, or within one month of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied. For the purposes of this Rule 9.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

     9.2 If, under section 425 of the Companies Act 1985, the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, then any Subsisting Option may be exercised immediately prior to and conditionally upon the Court sanctioning such compromise or arrangement, or within one month of the Court sanctioning such compromise or arrangement and shall thereafter lapse.

     9.3 If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430 of the Companies Act 1985 any Subsisting Option may be exercised at any time when that person remains so bound or entitled and shall thereafter lapse.

     9.4 (a) If the Company passes a resolution for voluntary winding up, any Subsisting Option may be exercised within one month of the passing of the resolution and shall thereafter lapse;
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                                       10



          (b) Alternatively, if the Directors in their absolute discretion so determine, in the event that the Company gives notice to its shareholders of a meeting at which a resolution for the voluntary winding up of the Company ("Winding Up Resolution") is to be proposed the Company may also give notice to such Optionholders as the Directors shall select and any Optionholders in receipt of such notice may exercise their Subsisting Options prior to the passing of the Winding Up Resolution, but conditionally on it being passed, to the intent that they will be entitled to share in the assets of the Company with the other shareholders on the same basis as if they had been the registered holders of the relevant Shares immediately prior to the passing of the Winding Up Resolution.

     9.5 If the Shares are admitted to the Official List of The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited or if permission is granted for the Shares to be dealt in on the Alternative Investment Market or on any other market supervised by any regulatory authority, such admission or permission shall be treated as if it resulted in a person obtaining Control of the Company, and Rule 6.1 shall apply accordingly.

     9.6 This Rule applies where a person or persons obtain Control of the Company and substantially the whole of the consideration given by such person in order to obtain such Control consists of shares or stock in another company (the "Acquirer"), which shares or stock are dealt in on a market supervised by a regulatory authority ("Qualifying Shares") ("the Transaction"). If within one month following the date on which the Acquirer obtains such Control, the Acquirer makes an offer ("the Rollover Offer") to each of the Optionholders on terms that if they release their Options, they will be granted options ("New Options") over a number of Qualifying Shares of the Acquirer equal to the number of such Qualifying Shares which the Optionholder would have obtained in the Transaction if he or she had exercised the Option in full and been a shareholder in the Company in respect of the number of shares the subject of the Option at the time the Acquirer obtained Control, the following shall apply:

          (a) subject to (f) below, Rule 9.1 shall not apply in relation to the Transaction

          (b) each Optionholder shall have the right to accept the Rollover Offer within one month after it is made

          (c) if any Optionholder does not so accept, his Option shall lapse on the expiry of one month after the Rollover Offer is made

          (d)  the New Option shall be on the terms of this Scheme
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                                       11

               (e) the Acquisition Price per Qualifying Share shall be the aggregate Acquisition Price under the original Option divided by the number of Qualifying Shares the subject of the New Option

               (f)  the New Option shall be exercisable as set out in Rule 6.1.

               (g) reissued Option Certificates shall be issued in respect of New Options

10   VARIATION OF SHARE CAPITAL

     10.1 In the event of any capitalisation, consolidation, sub-division or reduction of the share capital of the Company and in respect of any discount element in any rights issue or any other variation in the share capital of the Company:

          (a)  the number of Shares comprised in an Option;

          (b)  their Acquisition Price;

          (c) where an Option has been exercised but no Shares have been allotted or transferred in satisfaction of such exercise, the number of Shares to be so allotted or transferred and their Acquisition Price;

          may be varied in such manner as the Directors shall determine and (save in the event of a capitalisation) the Auditors shall confirm in writing to be in their opinion fair and reasonable, provided that no variation shall be made which would result in the Acquisition Price for an allotted Share or Qualifying Share being less than its nominal or par value.

     10.2 The Directors may take such steps as they consider necessary to notify Optionholders of any adjustment made under Rule 10.1 and to call in, cancel, endorse, issue or re-issue any Option certificate consequent upon such adjustment.

11   ADMINISTRATION

     11.1 The Directors shall have power from time to time to make and vary such regulations (not being inconsistent with this Scheme) for the implementation and administration of this Scheme as they think fit.




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                                       12


     11.2 The decision of the Directors shall be final and binding in all matters relating to this Scheme (other than in the case of matters to be determined or confirmed by the Auditors in accordance with this Scheme).

     11.3 The costs of establishing and administering this Scheme shall be borne by the Company.

     11.4 The Company shall not be obliged to provide Eligible Employees or Optionholders with copies of any notices circulars or other documents sent to shareholders of the Company.

12   AMENDMENTS

     12.1 The Rules may be amended in any respect by resolution of the Directors provided that where any alteration would abrogate or adversely affect the subsisting rights of Optionholders it will not be effective unless such alteration is made with the consent in writing of such number of Optionholders as hold Options over not less than seventy five per cent (75%) of the Shares or Qualifying Shares which would be issued or transferred if all Subsisting Options were exercised.

     12.2  Written notice of any amendment shall be given to all Optionholders.

13   GENERAL

     13.1 This Scheme shall commence upon the date of its adoption by the Directors and shall (unless previously terminated by a resolution of the Directors or a resolution of the Company in General Meeting) terminate upon the expiry of the period of ten years from such date. Upon termination (however occurring) no further Options may be granted but such termination shall be without prejudice to any accrued rights in existence at the date hereof.

     13.2 The Company will at all times keep available sufficient authorised and unissued Shares, or shall ensure that sufficient Shares will be available, to satisfy the exercise to the full extent still possible of all Subsisting Options, taking account of any other obligations of the Company to issue Shares.

     13.3 In the event that the Directors decide to grant options over issued Shares then the Company and/or any Participating Company may give or procure such financial assistance (whether by way of loan, gift, guarantee to a third party lender or otherwise) as the Directors shall think fit to the trustee or trustees for the time being of any employee share ownership trust established by the Company to facilitate the acquisition by such trustee or trustees of the relevant number of Shares, PROVIDED that any such financial assistance shall only be given to the extent permitted by section 153 of the Companies Act of 1985.

13.4    Notwithstanding any other provision of this Scheme:

        (a) this Scheme shall not form part of any contract of employment between any Participating Company and any employee of any such company and the rights and obligations of any individual under the terms of his office or employment with any Participating Company shall not be affected by his participation in this Scheme or any right which he may have to participate in it and this Scheme shall afford such an individual no right to compensation or damages in consequence of the termination of such office or employment for any reason whatsoever:

        (b) this Scheme shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against any Participating Company directly or indirectly, or give rise to any cause of action at law or in equity against any Participating Company; and

        (c) no Optionholder shall be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to exercise an Option in consequence of the loss or termination of his office or employment with any Participating Company for any reason whatsoever.

13.5 Save as otherwise provided in this Scheme any notice or communication to be given by the Company to any Eligible Employee or Optionholder may be personally delivered or sent by ordinary post to his last known address and where a notice or communication is sent by post it shall be deemed to have been received 48 hours after the same was put into the post properly addressed and stamped. Share certificates and other communications sent by post will be sent at the risk of the Eligible Employee or Optionholder concerned and the Company shall have no liability whatsoever to any such person in respect of any notification, document, share certificate or other communication so given, sent or made.

13.6 Any notice to be given to the Company shall be delivered or sent to the Company at its registered office and shall be effective upon receipt.

13.7 This Scheme and all Options granted under it shall be governed by and construed in accordance with English law.

   Shuttle Technology Group Limited Unapproved Executive Share Option Scheme
                                 ("the Scheme")


The Company is considering granting you an Option under the terms of the Scheme and using the enclosed Option Deed. The Company may be obliged to account for tax or employee's national insurance under PAYE system in respect of the exercise of any option granted to you under the Scheme, or in certain other events. As a condition of your being considered for the grant of an Option under the Scheme, you are required to sign and return the enclosed letter, enabling the Company to be reimbursed for the amount of this PAYE on exercise.


The Company will send you an Option Certificate shortly after granting your Option.

                        SHUTTLE TECHNOLOGY GROUP LIMITED


This Deed is made on              1998 by Shuttle Technology Group Limited
registered in England and Wales (No. 2764412) whose office is situated at Shuttle House, 8 Ashville Way, Wokingham, Berkshire RG42 2PL (the "Company").

WHEREAS:

A The Company has established the Shuttle Technology Group Limited Unapproved Executive Share Option Scheme (the "Scheme") for the benefit of its directors and employees and directors and the employees of its subsidiaries and associates; and

B   The Company now wishes to grant an option to               of           (the
    "Employee") whom the Company believes to satisfy the conditions to be an "Eligible Employee" for the purposes of the Scheme.

NOW THIS DEED WITNESSETH AS FOLLOWS:

1 The Company hereby grants an option (the "Option") by way of this Deed to the Employee, on and subject to the terms of the Scheme.

2 The Option is to acquire for cash the number of Shares stated in Column (1) of the schedule to this Deed at the price per Share stated in Column (2) of the schedule, the total exercise price being stated in Column (3) of the schedule.

3   No consideration is payable by the Employee for the grant of the Option.

4   (a)  This clause 4(a) applies where:

         (i) the Company or any other person ("the Indemnified Party") is advised that it is required to account for, or on account of, income tax under sections 203-203L. Income and Corporation Taxes Act 1988 (as amended from time to time) and any regulations made thereunder or employees' national insurance contributions under paragraph 3 of Schedule 1 to the Social Security Contributions and Benefits Act 1992 (as amended from time to time) and any regulations made thereunder and/or by reason of any Inland Revenue or Department of Social Security practice then applicable; and

         (ii) the obligation to account for such tax or taxes arises as a consequence of the grant of the Option, exercise (in whole or in part) of the Option or the transfer or issue of Shares to the Employee following exercise of the Option.

        (b) Where clause 4(a) applies, the Employee shall forthwith on demand being made, pay to the Indemnified Party an amount equal to such tax or taxes or contribution to the extent that the Indemnified Party cannot obtain reimbursement of such tax, taxes or contribution by deducting such amount in accordance with regulation 7 of the Income Tax (Employments) (Notional Payments) Regulations 1994 ("the Shortfall"). Until full payment of the Shortfall has been made in accordance with this clause 4(b) the Company shall, notwithstanding Rule 7.2, be entitled not to allot Shares or to withhold delivery of the stock certificate or other document of title in respect of the Shares acquired following exercise of the Option, and in addition if payment has not been made after allotment within 30 days of exercise:

               (i) the Company shall be entitled to deduct and either retain for itself or pay to the Indemnified Party amounts in respect of the Shortfall from any installments of salary or other amounts at any time thereafter owing from the Company to the Employee; and/or

               (ii) the Company shall be entitled to dispose (on behalf of the Employee) of all or some of the Shares (which would otherwise be transferred to the Employee in satisfaction of the exercise of the Option) and, where it is the Indemnified Party, retain the proceeds of disposal or, if it is not the Indemnified Party, pay such amount to the Company;

          PROVIDED THAT:

          the amount so deducted or the proceeds of disposal shall not, after deduction of the costs and expenses of disposal (which the Company is hereby authorized to pay on the Employee's behalf), exceed the Shortfall; and

          in disposing of such Shares, the Company shall not be liable for any loss whatsoever arising from anything done or omitted in conformity with any advice given or purporting to have been given by any investment adviser or manager appointed or employed by the Company in connection with the disposal of such Shares.

     (c) It is hereby recorded that the Employee has consented in accordance with section 13(1)(a) Employment Rights Act 1996 to the deduction from his salary or any other amounts due to him from the Company in the month (for PAYE purposes) which includes the date of grant or exercise of the Option or satisfaction of the performance conditions or transfer of shares (as the case may be) or any one or more of the following months (for PAYE purposes) of amounts in respect of employee's national insurance contributions or income tax under sections 203-203L Income and Corporation Taxes Act 1988 for which the Indemnified Party is liable to account as referred to in clause 4 and for which the indemnified Party will seek reimbursement from the Company.

Signed as a Deed and Delivered
by Shuttle Technology Group Limited
in the presence of:



-----------------------------------
Director



-----------------------------------
Director/Secretary

                                  The Schedule

                           Particulars of the Option


          (1)              (2)                   (3)                 (4)
     Date of Grant     No. of Shares      Acquisition Price    Total Acquisition
                      comprised in the        per Share              Price
                          Option




It is hereby certified that the grant of this option does not constitute a transaction forming part of a larger transaction or series of transactions in respect of which the amount or value, or aggregate amount or value of the consideration exceeds L60,000.

                               NOTICE OF EXERCISE

I hereby exercise the Option evidenced by this certificate in respect of _____ Shares the subject thereof. I enclose my cheque payable to the Company for L_____, being the Acquisition Price payable in respect of such number of Shares.


Signed _______________

Dated  _______________


THE OPTION MAY NOT BE SOLD, TRANSFERRED, CHARGED, MORTGAGED, ENCUMBERED AND NO THIRD PARTY MAY BE GRANTED ANY INTEREST OVER IT.

To:  The Company Secretary
     Shuttle Technology Group Limited


   SHUTTLE TECHNOLOGY GROUP LIMITED UNAPPROVED EXECUTIVE SHARE OPTION SCHEME
                                 ("THE SCHEME")

I have read your letter of            1998 and understand that my participation
in the Scheme is conditional on my signing this letter.

By signing this letter, I agree:

(a) to make payments referred to in clause 4 of the draft Option Deed enclosed with your letter;

(b) to permit the Company not to allot stock, or to withhold delivery of any stock certificate in respect of stock acquired following the exercise of an Option;

(c) to permit the Company or others to deduct from any amount of salary or other amount as contemplated by clause 4(b)(i) of the draft Option Deed;

(d) to appoint the Company as my agent to dispose of some or all of the stock as contemplated by clause 4(b)(ii) of the draft Option Deed on the terms stated therein;

(e)  to give the consent set out in clause 4(c) of the draft Option Deed.





------------------------